NSAR
Item 77I
Exhibit 77I

Registrant issued a new class of securities effective October
29, 2010, for the following series:

Asian Growth and Income Fund
Asia Dividend Fund
China Dividend Fund
Asia Pacific Fund
Pacific Tiger Fund
China Fund
India Fund
Japan Fund
Korea Fund

Set forth below is the description of such new class as called for by Form N-1A:

The Funds are authorized to issue an unlimited number of shares of beneficial interest, each with a $0.001 par value. Shares of a particular Fund represent equal proportionate interests in the assets of that Fund only, and have identical voting, dividend, redemption, liquidation and other rights. All shares issued are fully paid and non-assessable, and shareholders have no preemptive or other right to subscribe to any additional shares and no conversion rights.
Each Fund currently offer shares in two separate Classes:
Investor Class and Institutional Class. Pursuant to the
Trust's Multiple Class Plan, the only differences among the various classes of shares relate solely to the following: (a) each class may be subject to different class expenses as outlined in the relevant Prospectus; (b) each class may bear a different identifying designation; (c) each class has exclusive voting rights with respect to matters solely affecting such class; (d) each class may have different exchange privileges; and (e) each class may provide for the automatic conversion of that class into another class.
Each whole share is entitled to one vote as to each matter on which it is entitled to vote, and each fractional share is entitled to a proportionate fractional vote. The voting rights of shareholders can be changed only by a shareholder vote.
Each Fund may be terminated upon the sale and conveyance of its assets to another Fund, partnership, association, corporation, or entity, or upon the sale and conversion into money of its assets. The Trustees may terminate or sell all or a portion of the assets of the Fund without prior shareholder approval. In the event of the dissolution or liquidation of a Fund, shareholders of the Fund are entitled to receive the underlying assets of a Fund available for distribution.